US SolarTech Inc.

May 15, 2009

John D. Ronnquist

P O Box 356

Charlton, MA 01507

Dear John:

US SolarTech Inc. (the "Company") looks forward to your joining the Company as a full-time employee, having been working for us part-time for the last several months. We believe you can make a positive impact to our Company's future growth and are pleased to confirm the terms of your employment offer.

Specifically,

1. During your full-time employment, which will begin on May 15, 2009, you will hold the position of "Controller" and report to Steven Phillips, the Company's Chief Financial Officer. You will be working from the Company's offices in Southbridge MA; however, you may also be required to travel, not more than an estimated 15% of the time.

2. Your annual base compensation will be $100,000 based on full-time employment. You will be paid semi-monthly and will be entitled to three (3) weeks vacation per year. Base compensation is subject to annual reviews; however, you will be subject to a review after six months. Adjustments, if any, are subject to Company as well as individual performances.

3. You will be eligible to participate in any employee benefits plan, including for example the medical health plan paid presently by the Company, the dental plan offered but paid for by the employee and the option to purchase disability or life insurance when and if the plans become available through the Company, as well as a 401k plan when such plans are provided by the Company.

4. In addition, you will be eligible for a cash incentive bonus and a stock option award, both at the discretion of the Board of Directors. Any such awards will be based on the Company's results for the year as well as individual achievement. (No assurance can be made that a cash bonus, if any, will be paid).

5. As a condition of employment, you will be required to sign and comply with the Company's Confidentiality and Non-Competition Agreement, the Company's Non-Disclosure Agreement, the Company's Insider Trading Agreement and other similar agreements as required.

6. You agree to convert $13,000, the amount that the Company owes you as of May 15th for services rendered into 6,500 shares of common stock.

7. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

Please confirm that the foregoing agrees with your understanding of our arrangement by signing, below, in the space provided.

Very truly yours,

Steven Phillips

Chief Financial Officer

Accepted to and agreed by:

6-29-09

John D. Ronnquist Date